KC Low Volatility PutWrite-CallWrite Q Fund
Kestenbaum Capital, LLC
12/18/2023
Exhibits
G. Custodian Agreements

The Fund's portfolio assets and securities will be held by Interactive Brokers LLC. Interactive Broker's client agreement can be found at:
https://gdcdyn.interactivebrokers.com/Universal/servlet/Registra
tion_v2.formSampleView?formdb=3204